EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its  Fourth Quarter and Fiscal Year Ended March 31, 2016

MCLEAN, Va., May 17, 2016 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended March 31, 2016.  Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.gladstoneinvestment.com.

Summary Information:  (dollars in thousands, except per share data (unaudited)):

	March 31, 2016	December 31, 2015	Change	% Change
For the quarter ended:
Total investment income	$12,441	$12,068	$373	3.1%
Total expenses, net	(7,542)	(7,437)	(105)	1.4
Net investment income	4,899	4,631	268	5.8
Net investment income per common share	0.16	0.15	0.01	5.8
Cash distribution per common share	0.19	0.19	—	—
Net realized gain (loss)	18	(2,076)	2,094	NM
Net unrealized appreciation (depreciation)	17,701	(8,768)	26,469	NM
Net increase (decrease) in net assets resulting from operations	22,618	(6,213)	28,831	NM
Weighted average yield on interest-bearing investments	12.7%	12.6%	0.1%	0.8
Total dollars invested	$1,575	$20,276	$(18,701)	(92.2)
Total dollars repaid and collected from sales	3,363	28,477	(25,114)	(88.2)

As of:
Total investments, at fair value	$487,656	$471,702	$15,954	3.4%
Fair value, as a percent of cost	94.1%	90.7%	3.4%	3.7
Net assets	$279,022	$262,080	$16,942	6.5
Net asset value per common share	9.22	8.66	0.56	6.5
Number of portfolio companies	36	36	—	—

For the year ended:
	March 31, 2016	March 31, 2015	Change	% Change
Total investment income	$50,955	$41,643	$9,312	22.4%
Total expenses, net	(30,239)	(21,746)	(8,493)	39.1
Net investment income	20,716	19,897	819	4.1
Net investment income per common share	0.68	0.75	(0.07)	(9.4)
Cash distribution per common share(A)	0.75	0.77	(0.02)	(2.6)
Total realized loss	(4,599)	(73)	(4,526)	NM
Total unrealized appreciation	8,737	30,390	(21,653)	(71.3)
Net increase in net assets resulting from operations	24,854	50,214	(25,360)	(50.5)
Weighted average yield on interest-bearing investments	12.6%	12.6%	—%	—
Total dollars invested	$61,896	$132,902	$(71,006)	(53.4)
Total dollars repaid and collected from sales	44,582	11,260	33,322	295.9

As of:
Total investments at fair value	$487,656	$466,053	$21,603	4.6%
Fair value as a percent of cost	94.1%	92.2%	1.9%	2.1
Total net assets	$279,022	$273,429	$5,593	2.0
Net asset value per common share	9.22	9.18	0.04	0.4
Number of portfolio companies	36	34	2	5.9

(A)Cash distribution per common share during the year ended March 31, 2015 included a special distribution of $0.05 per share.
NM=Not Meaningful

Highlights for the Quarter:  During the quarter ended March 31, 2016, the following significant events occurred:

  Portfolio Activity: Invested $1.6 million into existing portfolio companies.

  Recurring Distributions and Dividends:  Paid monthly cash distributions to common and preferred stockholders for each of January, February, and March 2016.  The Company paid $0.0625 per common share, per month; $0.1484375 per share, per month for the Company’s 7.125% Series A Cumulative Term Preferred Stock (“Series A Term Preferred Stock”); $0.140625 per share, per month for the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”); and $0.135417 per share, per month for the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”).

Fourth Quarter Results:  Net investment income for the quarters ended March 31, 2016 and December 31, 2015, was $4.9 million, or $0.16 per share, and $4.6 million, or $0.15 per share, respectively, an increase of 5.8%.  The increase in net investment income period over period was primarily due to higher interest income, which resulted from an increase in our weighted-average interest-bearing portfolio during the same period.

Net asset value per common share as of March 31, 2016 increased to $9.22 compared to $8.66 as of December 31, 2015.  The quarter over quarter increase was primarily due to $17.7 million of net unrealized appreciation of investments during the period, which was principally due to improved performance of certain portfolio companies.

Fiscal Year End Results:  Net investment income for the fiscal years ended March 31, 2016 and 2015 was $20.7 million, or $0.68 per share, and $19.9 million, or $0.75 per share, respectively, an increase of 4.1% in total net investment income.  The increase in net investment income period over period was primarily due to higher interest income which resulted from an increase in our weighted-average interest-bearing portfolio during the same period. The increase in interest income was partially offset by increases in interest and dividend expense and in the net base management fee as compared to the prior year. The increase in interest expense was due to a $15.4 million increase in the weighted-average outstanding balance on our line of credit compared to the prior year.  Dividend expense increased as a result of the issuance of $41.4 million of our Series B Term Preferred Stock in November 2014 and the issuance of $40.3 million of our Series C Term Preferred Stock in May 2015.  The increase in the net base management fee was a direct result from the growth in our portfolio.

Net asset value per common share as of March 31, 2016 increased to $9.22 compared to $9.18 as of March 31, 2015.  The year-over-year increase was primarily due to $8.7 million of net unrealized appreciation of investments during the period, which was principally due to improved performance of certain portfolio companies.

Subsequent Events:  After March 31, 2016, the following significant events occurred:

  Portfolio Activity:

    In April 2016, we sold our investment in Acme, which had a cost basis and fair value of $23.7 million and $44.9 million, respectively, as of March 31, 2016.  In connection with the sale, we received net cash proceeds of $44.6 million, including the repayment of our debt investment of $14.5 million at par.

    In May 2016, we invested $25.5 million in The Mountain, Inc. (“The Mountain”) through a combination of secured second lien debt and preferred equity. The Mountain, headquartered in Keene, New Hampshire, is a designer and manufacturer of premium quality, bold artwear apparel serving a diverse global customer base.

  Regular Distributions and Dividends Declared:  On April 12, 2016, our Board of Directors declared the following monthly cash distributions and dividends:
Record Date	Payment Date	Distribution per Common Share	Dividend per Series A Term Preferred Share	Dividend per Series B Term Preferred Share	Dividend per Series C Term Preferred Share
April 22, 2016	May 2, 2016	$0.0625	$0.1484375	$0.140625	$0.135417
May 19, 2016	May 31, 2016	0.0625	0.1484375	0.140625	0.135417
June 17, 2016	June 30, 2016	0.0625	0.1484375	0.140625	0.135417
	Total for the quarter:	$0.1875	$0.4453125	$0.421875	$0.406251

Conference Call:  The Company will hold its earnings release conference call on Wednesday, May 18, 2016, at 8:30 a.m. EDT.  Please call (855) 376-7516 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through June 17, 2016.  To hear the replay, please dial (855) 859-2056 and use the playback conference number 29792433.  The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through July 17, 2016.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations.  The Company has paid 130 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Annual Report on Form 10-K filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the year ended March 31, 2016, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.